Exhibit 99.1

MARTIN MIDSTREAM GP LLC
BALANCE SHEETS
September 30, 2003 (unaudited) and December 31, 2002 (audited)

	September 30,	December 31,
	2003	2002

Assets
Current assets:
Cash	$—	$980
Due from affiliates	192,906	1,999

Total current assets	192,906	2,979

Total assets	$192,906	$2,979

Liabilities and Member’s Equity
Current liabilities:
Accounts payable	$—	$160
Due to affiliates	70,639	16,999
Accrued and deferred income taxes	39,938	14,628

Total current liabilities	110,577	31,787

Investment in Martin Midstream Partners L.P.	26,450	2,301

Total liabilities	137,027	34,088

Member’s equity (deficit)	55,879	(31,109)

Total liabilities and member’s equity	$192,906	$2,979

See accompanying notes to balance sheets

MARTIN MIDSTREAM GP LLC

NOTES TO BALANCE SHEETS
September 30, 2003 (unaudited) and December 31, 2002 (audited)

(1) Organization

(a) Organization

     Martin Midstream GP LLC (the “General Partner”) is a single member Delaware limited liability company formed on June 21, 2002 to become the general partner of Martin Midstream Partners L.P. (the “Partnership”). The General Partner owns a 2% general partner interest in the Partnership and its single member is Martin Resource Management Corporation (“MRMC”).

(2) Significant Accounting Policies

(a) Investment in Partnership

     The General Partner accounts for its investment in the Partnership under equity method of accounting.

(b) Federal Income Taxes

     The General Partner is a disregarded entity for federal income tax purposes. Its activity is included in the consolidated federal income tax return of MRMC; however, for financial reporting purposes, current federal income taxes are computed and recorded as if the General Partner filed a separate federal income tax return.

     Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

(c) Management’s Use of Estimates

     The preparation of financial statements in accordance with accounting principles generally accepted in the United States of America requires management of the General Partner to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the period. Actual results could differ from these estimates.

(3) Related Party

     Amounts due from affiliates primarily represent Partnership cash distributions that were paid to a related party on behalf of the General Partner. Amounts due to affiliates primarily represent director fees that were paid by a related party on behalf of the General Partner.

MARTIN MIDSTREAM GP LLC

NOTES TO BALANCE SHEETS
September 30, 2003 (unaudited) and December 31, 2002 (audited)

(4) Investment in the Partnership

     At September 30, 2003 and December 31, 2002, the General Partner’s 2% interest in the Partnership is the General Partner’s only unconsolidated affiliate. The following is condensed balance sheet data for the Partnership:

	September 30,	December 31,
	2003	2002
	(Unaudited)	(Audited)

	(Dollars in thousands)
Assets
Current assets	$44,823	$39,115
Property, plant and equipment, net	53,757	55,857
Goodwill	2,922	2,922
Other assets, net	1,772	2,561

	$103,274	$100,455

Liabilities and Partner’s Capital
Current liabilities	$22,376	$18,349
Long-term debt	35,000	35,000
Partners’ capital	45,898	47,106

	$103,274	$100,455

     The net income allocated to the General Partner from November 6, 2002 through December 31, 2002 was approximately $58,000 and net income allocated for the nine months ended September 30, 2003 totaled approximately $167,000.